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                                   EXHIBIT 11.1

                      Amerin Corporation and Subsidiaries
            Statement of Computation of Per Share Net Income or Loss

                                              Year Ended December 31,
                                         ---------------------------------
                                           1996        1995         1994
                                         -------     --------      -------
                                      (in thousands, except per share data)

Net income (loss) ..................     $28,229     $(22,811)     $ 2,008
Less pay-in kind dividends on
  preferred stock ..................          --        5,287        5,067
                                         -------     --------      -------
Primary and fully diluted basis-net
  income (loss)(1) .................     $28,229     $(28,098)     $(3,059)
                                         -------     --------      -------
                                         -------     --------      -------
Average shares outstanding(2) ......      26,038       12,042        8,344
Stock issued within one year of
  IPO(3) ...........................          --           64          123
Common stock equivalents from
  dilutive stock options, based on
  the treasury stock method using
  average market price(4) ..........         313           --           --
                                         -------     --------      -------
    Total shares - primary basis ...      26,351       12,106        8,467
Additional shares assuming
  conversion of preferred stock(1) .          --           --           --
Additional common stock equivalents
  from dilutive stock options,
  based on the treasury stock
  method using closing market
  price, if higher than average
  market price(4) ..................          13           --           --
                                         -------     --------      -------
    Total shares - fully diluted ...      26,364       12,106        8,467
                                         -------     --------      -------
                                         -------     --------      -------
Net income (loss) per share -
  primary ..........................     $  1.07     $  (2.32)     $ (0.36)
                                         -------     --------      -------
                                         -------     --------      -------
Net income (loss) per share - fully
  diluted ..........................     $  1.07     $  (2.32)     $ (0.36)
                                         -------     --------      -------
                                         -------     --------      -------
  -------------------
  (1) Preferred stock (redeemed in 1995) was not convertible until 2007 at which time it was mandatorily convertible. Because conversion was not effective within 10 years of each reporting period, conversion was not assumed for all periods.

  (2) For 1996 and 1995, the average shares outstanding includes 13,340,000 shares issued in conjunction with the Company's November 28, 1995 initial public offering and 2,250,068 shares, as of the date of such offering, out of a total of 11,000,000 shares that were excluded from weighted average shares prior to 1995. Such shares were subject to contingent recall provisions and the conditions required for the removal of recall provisions on the 11,000,000 shares had not been met. The Company's initial public offering removed the recall provisions on 2,250,068 of the shares and resulted in the cancellation of the remaining 8,749,932 common shares.

  (3) Stock awards and options issued in the twelve months prior to the Company's inial public offering are treated as common stock equivalents (based on the treasury stock method using the initial public offering price) for all periods, even if antidilutive.

  (4) Prior to the Company's November 28, 1995 inial public offering, excludes options for 4,375,000 shares of common stock subject to contingent recall provisions. Conditions required for the removal of the recall provision were not met during the periods prior to 1995. Upon consummation of the Company's inial public offering, options for 4,374,966 shares were cancelled.

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